EXHIBIT 24 (b)(4)(e)

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER







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                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider is part of the contract to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the contract. This Guaranteed Minimum Withdrawal Benefit Rider supercedes any previous Guaranteed Minimum Withdrawal Benefit Riders issued for use with the contract identified by the Contract Number listed below.

Your election of this rider is irrevocable and its provisions will remain part of the contract until terminated in accordance with the provisions below.

CONTRACT NUMBER:                      [13000000]

CONTRACT OWNER:                       [John Doe]

RIDER DATE:                           [July 1, 2005]

BENEFIT AMOUNT PERCENTAGE:            [105%]

CONTRACT VALUE ON THE RIDER
DATE:                                 [$100,000.00]

BENEFIT AMOUNT ON
THE RIDER DATE:                       [$105,000.00]

OPTIONAL RESET BENEFIT
AMOUNT PERCENTAGE:                    [100%]

WITHDRAWAL LIMIT PERCENTAGE:          [5%, 7%]

RIDER FEE PERCENTAGE:                 [1.00%]

ASSET ALLOCATION:                     [Not Required]

GMWB LIFE PAYMENT FACTOR:             [0%]


OVERVIEW
This rider provides for a Guaranteed Minimum Withdrawal Benefit prior to commencement of annuity payments under an Annuity Payment Option as described in the contract. This benefit guarantees that each Rider Year You may receive payments up to an amount equal to the Withdrawal Limit until Your Benefit Amount has been exhausted. This rider may not be available on certain qualified plans.

                                   DEFINITIONS

RIDER DATE
The date this rider is added to the contract.

RIDER ANNIVERSARY
The same date each year as the Rider Date.

RIDER YEAR
The first Rider Year is the one-year period starting with the Rider Date. Subsequent Rider Years run from one Rider Anniversary to the next.


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BENEFIT AMOUNT PERCENTAGE
The percentage that is used to determine the Benefit Amount. The Benefit Amount Percentage will not change while this rider is in effect.

OPTIONAL RESET BENEFIT AMOUNT PERCENTAGE
The percentage that is used to determine the Benefit Amount upon an Optional Reset (if available). The Optional Reset Benefit Amount Percentage will not change while this rider is in effect.

WITHDRAWAL LIMIT PERCENTAGE
The percentage that is used to determine the Withdrawal Limit. The Withdrawal Limit Percentage will not change while this rider is in effect.

RIDER FEE PERCENTAGE
The percentage that is used to determine the Rider Fee. The Rider Fee Percentage will not change while this rider is in effect.

GMWB LIFE PAYMENT FACTOR
The percentage that is used to determine the amount (if any) of monthly GMWB Life Payments after the Benefit Amount has been exhausted. The GMWB Life Payment Factor will not change while this rider is in effect.

                                     GENERAL

RIDER FEE
A fee for this rider will be deducted, in arrears, annually from the Contract Value on each Rider Anniversary while this rider is in effect. The rider fee is equal to the Rider Fee Percentage multiplied by the greater of the Benefit Amount or the Contract Value on the day the fee is deducted. Should You fully surrender the contract other than on the Rider Anniversary, We will deduct a proportional rider fee from the amount paid upon the surrender. The rider fee will be deducted pro-rata from the total Contract Value within each Subaccount, GIA and MVA, if applicable.

The rider fee will not be deducted after the rider terminates pursuant to the Termination provision or subsequent to the commencement of monthly payments if the Contract Value has Reduced to Zero.

ASSET ALLOCATION
We reserve the right to require that the entire Contract Value be invested in accordance with our periodically published Asset Allocation program while this rider is in force. Any applicable Asset Allocation requirement will be determined on the Rider Date and will not change while this rider is in effect.

BENEFIT AMOUNT
The Benefit Amount is the total amount available for future guaranteed payments pursuant to the terms and conditions of this rider.

On the Rider Date that has not been set as a result of an Optional Reset, the Benefit Amount is set to equal the Benefit Amount Percentage multiplied by the Contract Value on the Rider Date.

Should the Optional Reset option be available and should You elect it, the Benefit Amount of the new Guaranteed Minimum Withdrawal Benefit Rider will equal the Optional Reset Benefit Amount Percentage (as shown in this rider) multiplied by the Contract Value on the Rider Date of the new rider.

After the Rider Date, the Benefit Amount is recalculated as a result of the following events:


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Event 1 - A premium payment:
          After each premium payment after the Rider Date, the Benefit Amount is recalculated. The new Benefit Amount is equal to the current Benefit Amount plus the result of the Benefit Amount Percentage multiplied by the premium payment.

Event 2 - A withdrawal:

          A. After each withdrawal, the new Benefit Amount is equal to the current Benefit Amount less the withdrawal amount.

          B. However, for withdrawal amounts that result in the cumulative withdrawals in a Rider Year to exceed the Withdrawal Limit and if the Contract Value before the withdrawal is less than the Benefit Amount before the withdrawal, then the Benefit Amount is set equal to the Contract Value after the withdrawal.

The Benefit Amount may never be less than zero.

WITHDRAWAL LIMIT
On the Rider Date, the Withdrawal Limit is set to equal the Withdrawal Limit Percentage multiplied by the Benefit Amount.

After the Rider Date, the Withdrawal Limit is recalculated as a result of the following events:

Event 1-A premium payment:
        After each premium payment after the rider date, the Withdrawal Limit is recalculated. The new Withdrawal Limit is equal to A multiplied by B, plus C where:

        A   is the Withdrawal Limit Percentage;
        B   is the Benefit Amount Percentage multiplied by the premium payment;
            and
        C   is the current Withdrawal Limit.

Event 2-A withdrawal:
        For withdrawal amounts that result in the cumulative withdrawals in a Rider Year to exceed the Withdrawal Limit and if the Contract Value before the withdrawal is less than the Benefit Amount before the withdrawal, then the Withdrawal Limit will be set equal to the Withdrawal Limit Percentage multiplied by the Contract Value after the withdrawal.

The Withdrawal Limit may never be less than zero. If the Benefit Amount is reduced to zero, then the Withdrawal Limit is equal to zero.

SURRENDER CHARGE OR CONTINGENT DEFERRED SALES CHARGE
If withdrawals in a Rider Year do not exceed the Withdrawal Limit, no surrender charge or contingent deferred sales charge will be deducted, even if such withdrawals exceed the free withdrawal amount described in the contract. If withdrawals exceed the Withdrawal Limit and the free withdrawal amount, a surrender charge or contingent deferred sales charge will be applied.

IF CONTRACT VALUE IS REDUCED TO ZERO
If the Contract Value is Reduced to Zero, and the Benefit Amount is greater than zero, the following will apply:

     1. The Owner (or Annuitant, if the Owner is a non-natural person) will receive monthly payments that, in total, will equal the Benefit Amount at the time the Contract Value is Reduced to Zero. Payments may not be commuted or accelerated.
     2. Upon the death of the last surviving Owner (or Annuitant, if the Owner is a non-natural person) unless the contract is continued by a surviving spouse, the monthly payments will continue to the Beneficiary. Payments may not be commuted or accelerated.


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     3.   No surrender charges or contingent deferred sales charges will be deducted once monthly payments commence.
     4.   No further withdrawals will be allowed.
     5.   No further premium payments will be accepted.
     6.   No further Optional Resets on this rider will be allowed.
     7. No further transfers among the Subaccounts, GIA and MVA, if applicable, will be accepted.
     8.   No surrender of the contract or this rider will be allowed.
     9. No commencement of annuity payments under an Annuity Payment Option as described in the contract will be allowed.
     10. No further election of optional riders previously available under the contract will be allowed.

The amount of the monthly payment will be equal to one twelfth of the Withdrawal Limit at the time the Contract Value is Reduced to Zero. The number of monthly payments will be equal to A divided by B, the result rounded up to the next highest whole number, where:

        A   is the Benefit Amount at the time the Contract Value is Reduced to
            Zero; and
        B   is the amount of the monthly payment.

Except to the extent required under Federal income tax law, the total annual payment will not exceed the Withdrawal Limit on the date the Contract Value was reduced to zero. We reserve the right to make a lump sum payment equal to the Benefit Amount in lieu of the monthly payments above. Monthly payments made under this rider shall be considered withdrawals from the contract under Federal income tax law, and shall be subject to the same requirements as any other withdrawal.

GMWB LIFE PAYMENTS (IF AVAILABLE)
Subject to availability, You may have the option to elect, on the Rider Date, to receive payments for life if the GMWB Life Payment Factor as shown on this rider is greater than zero. The GMWB Life Payments will commence once the monthly payments under the "If Contract Value is Reduced to Zero" provision have been completed. The amount of the monthly GMWB Life Payments will be equal to the monthly payment amount, as described in the "If Contract Value is Reduced to Zero" provision, multiplied by the GMWB Life Payment Factor. These additional payments will continue until the death of the last surviving contract Owner, subject to proof of survivorship.

OPTIONAL RESET (IF AVAILABLE)
Subject to availability and beginning with the [5th] Rider Anniversary, the Benefit Amount may be reset once every [5] years on the Rider Anniversary by electing the Optional Reset. The Optional Reset is only permitted if the Contract Value, multiplied by the Optional Reset Benefit Amount Percentage, is greater than the Benefit Amount on the Rider Anniversary immediately prior to the reset.

Upon Your election of the Optional Reset, this rider will terminate and a new Guaranteed Minimum Withdrawal Benefit Rider (new rider) will be issued to You. On the date the new rider is issued, it will reflect a new Rider Date, new Benefit Amount Percentage, new Contract Value on the Rider Date, new Benefit Amount on the Rider Date, new Optional Reset Benefit Amount Percentage, new Withdrawal Limit Percentage, new Rider Fee Percentage and new GMWB Life Payment Factor. The new Rider Fee Percentage will not exceed a maximum of 1.00%.

Subaccount, and/or Asset Allocation restrictions may apply to the new rider (see Subaccounts provision below).

We reserve the right to prohibit an Optional Reset if We are no longer offering this rider as an additional option on new issues of the contract.

We must be notified no later than 30 days after the Rider Anniversary that You are electing an Optional Reset.


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SUBACCOUNTS
We reserve the right to restrict the Subaccounts that You can invest in while this rider is in effect. Any restrictions to the available Subaccounts will be set on the Rider Date and will not change while this rider is in effect.

Should You elect this rider after the Contract Date or exercise an Optional Reset under the terms of this rider, and restrictions apply to a Subaccount in which You are currently invested, the value invested in the restricted Subaccount will be immediately transferred to the money market subaccount. This transfer will not count toward the annual transfer limit.You may allocate this value to any unrestricted Subaccount available for the rider issued as a result of the Optional Reset.

We reserve the right to restrict allocations or transfers to Subaccounts that have been added to the contract after the Rider Date.

TERMINATION OF RIDER
You may not terminate this rider by request. This rider will terminate without value on the occurrence of any of the following events:

     1.   the full surrender of the contract;
     2. the death of the Owner(or Annuitant, if the Owner is a non-natural person) unless the contract is continued by a surviving spouse ;
     3.   the change of ownership of the contract for any reason;
     4. the commencement of annuity payments under an Annuity Payment Option as described in the contract; 5. the termination of the contract to which this rider is attached; 6. the election of the Optional Reset (if available);
     7. If an Asset Allocation program is required on the Rider Date, then this rider will terminate if any portion of the Contract Value is no longer invested in accordance with the required Asset Allocation program;
     8.   the Contract Value is zero and monthly payments have been completed.

                         PHL VARIABLE INSURANCE COMPANY

                               /s/ Dona D. Young

                [CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER]


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